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                                                                      Exhibit 11

                               Dean Foods Company

                Computation of Basic and Diluted Income Per Share
                  (In thousands, except for per share amounts)

                                              Third Quarter Ended        Nine Months Ended
                                             --------------------        -----------------
                                           February 27, February 28 ,February 27, February 28,
                                               2000        1999         2000          1999
                                             --------    --------    ----------    -----------

Income from Continuing Operations            $ 25,177    $  3,280    $   80,022    $    49,547
Loss from Discontinued Operations                --          --            --           (2,929)
Gain on Sale of Discontinued Operations                      --            --           83,820
                                             --------    --------    ----------    -----------
Net Income                                   $ 25,177    $  3,280    $   80,022    $   130,438
                                             ========    ========    ==========    ===========


BASIC INCOME (LOSS) PER SHARE:
Income from Continuing Operations            $    .67    $    .08    $     2.07    $      1.23
Loss from Discontinued Operations                            --            --             (.07)
Gain on Sale of Discontinued Operations          --          --            --             2.10
                                             --------    --------    ----------    -----------
Net Income                                   $    .67    $    .08    $     2.07    $      3.26
                                             ========    ========    ==========    ===========

Weighted average common shares outstanding     37,335      40,245        38,584         39,998
                                             ========    ========    ==========    ===========


DILUTED INCOME (LOSS) PER SHARE:
Income from Continuing Operations            $    .67   $    .08     $     2.05    $      1.22
Loss from Discontinued Operations                           --             --             (.07)
Gain on Sale of Discontinued Operations                     --             --             2.05
                                             --------   --------     ----------    -----------
Net Income                                   $    .67   $    .08     $     2.05    $      3.20
                                             ========   ========     ==========    ===========

Adjusted weighted average common shares*       37,652     40,737         39,094         40,733
                                             ========   ========     ==========    ===========



* Includes weighted average number of potential common shares outstanding. Potential common shares consist solely of the outstanding options under the Company's stock option plan.


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